EXHIBIT 10(l)
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                                                  August 31, 1989

               EMPLOYMENT AND CONSULTING AGREEMENT
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     Agreement dated as of the 15th day of October 1989, between
The Hydraulic Company ("THC") and William S. Warner ("Warner").

     WHEREAS, Warner has been continuously employed by the Company since 1948, and is currently employed by THC as Chairman and Chief Executive Officer and a member of THC's Board and as Chairman and Chief Executive Officer of Bridgeport Hydraulic Company ("BHC") and a member of its Board and as Chairman and Director of Main Street South Corporation, Chairman and Director of Hydrocorp and Director of Timco, Inc. and Stamford Water Company (the "Companies"); and

     WHEREAS, Warner has reached retirement age on the date hereof; and

     WHEREAS, Warner has gained extensive, unique and valuable knowledge and experience concerning the business of THC, BHC and the Companies which THC, BHC and the Companies desire to utilize in transitioning to new management from the date hereof until January 1, 1990 and thereafter during the term of this agreement; and

     WHEREAS, Warner is willing to continue serving in his present capacities with THC, BHC and the Companies through December 31,1989 and, commencing January 1, 1990 to continue serving as a Director of THC and to provide consulting services to THC concerning the businesses of THC, BHC and the Companies as an independent contractor; and THC desires to retain such employment and consulting services of Warner;

     NOW, THEREFORE, THC and Warner agree as follows:

     1. Continued Employment. Consulting Services. Directorship. THC agrees to employ Warner, and Warner agrees to continue serving in his present capacities with THC, BHC and the Companies, through December 31, 1989 ("Employment Term") as a full-time employee pursuant to the terms of Warner's existing employment agreement dated as of January 1, 1985 with THC, which is incorporated herein by reference and made a part hereof. Effective January 1, 1990 THC hereby retains Warner's consulting services under this agreement and Warner hereby agrees to render services to THC as provided herein, from January 1, 1990 to December 31, 1996 ("Consulting Term"). During the Consulting Term, Warner agrees to accept renomination and election to the Board of Directors of THC by the shareholders of THC.

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     2.   Scope of Services.  During the Consulting Term Warner
shall act as a business consultant to THC concerning the businesses of THC, BHC and the Companies. Such consulting services shall be provided at the times and in the manner requested by the Chief Executive Officer of THC and agreed to by Warner, it being expressly understood that Warner will be under no obligation to render any specific number of hours of service, and shall render only such services as he shall in good faith determine to be appropriate. It is anticipated that Warner will devote not more than 25% of his available time to providing consulting services pursuant to this agreement, and it is agreed that the payments required of THC hereunder shall be due and payable regardless of whether Warner in fact is called upon to provide any services hereunder.

     3. Independent Contractor Status. It is agreed that Warner shall, at the conclusion of his employment on December 31, 1989 and thereafter during the Consulting Term of this agreement, act as an independent contractor and not as an employee of THC. Accordingly, Warner will not be eligible on account of his services as a consultant, for participation in or for the benefits of any of the plans and programs provided by THC, BHC or any of the Companies for their respective active employees. However, anything set forth in the preceding sentence or elsewhere herein to the contrary notwithstanding, Warner (or his estate and/or eligible dependents) will be entitled to all of the benefits of THC's Supplemental Retirement Plan, adopted by THC's Board of Directors on May 26, 1987 as amended to the date of execution of this agreement, together with any subsequent amendments more favorable to Warner and generally applicable to THC's retirees. Warner (or his estate and/or eligible dependents) will also be entitled to all of the benefits (including, without limitation, Retirement Plan benefits and insurance benefits) of a retired employee of THC, BHC and the Companies, and specifically the Companies' medical benefits and medical insurance coverage at least as favorable as that currently provided to retires and in effect at the date of execution of this agreement during the consulting term and thereafter during his lifetime extending to Warner and his spouse during Warner's lifetime and continuing for the benefit of his present souse on his death during her lifetime. Moreover, so long as Warner serves as a Director of THC (or any of its affiliates) after December 31, 1989, his compensation for such service shall be the same as the Director's fees payable to other non-employee Directors for such service and shall be payable to Warner in addition to the compensation payable under Section 5 of this agreement.

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     4.   Non-Exclusive Employment.  Warner will not be required
to devote his entire time and attention to providing consulting services to THC and will be permitted to engage in any other occupation or business during the Consulting Term; provided, however, that he shall not engage in any occupation or business which would result in a conflict with his then existing duties and obligations under this agreement or as a member of the Board of Directors of THC or any of its affiliates.

     5. Compensation and Consulting Fees. THC agrees to pay Warner as sole consideration for Warner's covenant against competition reflected in Paragraph 4 above, the sum of $175,000, payable to him or his designated beneficiary in eighty-four equal monthly installments, with the first such installment payable on January 1, 1990. Warner's "designated beneficiary" shall be such person or persons as he may designate in and by a written instrument signed by him and delivered to THC or, in default of any such designation, his estate. This payment shall be made regardless of whether Warner performs any actual services and shall survive his death or his total or partial disability. Consulting services pursuant to this agreement shall commence upon the conclusion of Warner's full-time employment on January 1, 1990. In addition to the foregoing payments, from the commencement of such services and during the Consulting Term, Warner shall be paid for such services during his lifetime and notwithstanding any total or partial disability at the rate of $25,000 per year, payable in equal monthly installments.

     6.   Reimbursement of Expenses.  THC agrees to reimburse
Warner for all reasonable expenses which he incurs in providing services under this agreement during the Consulting Term including but not limited to:

          (a)  travel expenses;
          (b)  lodging expenses;
          (c)  reasonable entertainment expenses; and
          (d) membership fees in business related clubs including the Algonquin Club and dining only membership in the Fairfield County Hunt Club.

THC also agrees to reimburse Warner for all reasonable expenses incurred in consulting with attorneys, an actuary, and a financial advisor in regard to this agreement, and the cost of drafting and concluding this agreement and any Will and Trust revisions related thereto.

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     7.   Logistical Support.  THC shall, during the Term hereof
as agreed upon from time to time between Warner and the Chief Executive Officer of THC, either provide Warner with suitable office space, furnishings and equipment in the executive suite of THC with qualified secretarial help as needed at no cost or expense to Warner, or reimburse Warner for comparable office facilities and secretarial service at another location of his choice. Such reimbursement will be at mutually agreed amounts, equal to THC's cost for public utility ratemaking purposes of comparable office facilities and the expense incurred by THC for comparable secretarial service.

     8. Company Vehicle. THC shall either (i) provide Warner with the exclusive use of a suitable company vehicle during the Employment Term and Consulting Term for business and personal use ("Suitable" as used herein is intended to mean comparable to vehicles provided THC's senior officers) or (ii) alternatively at Warner's option during the Consulting Term, reimburse Warner quarterly in an amount equal to the annual lease costs of such a suitable vehicle. Under either option mileage attributed to Warner's personal use shall be accounted for in the same manner as that for THC's senior officers. THC shall provide all maintenance, insurance, fuel and associated service with respect to such vehicle, except that, should Warner elect alternative
(ii), THC shall reimburse Warner for the expense of insurance on the vehicle. At the end of the Consulting Term, Warner may purchase his then vehicle, if owned by THC, at the Company's then book value.

     9. Life Insurance. THC shall provide for Warner's benefit until his death a supplemental death benefit of $50,000 (which is equal to the death benefit Warner is presently entitled to under THC's CBIA Key Man Insurance policy), such benefit to be available under that policy or such other policy or self-insurance plan as THC may elect.

     10. Other Benefits. Warner shall be entitled to such other fringe benefits as are normally provided to consultants by THC during the Consulting Term hereof.

     11. Term of This Agreement. This agreement shall continue in effect until December 31, 1996, notwithstanding any total or partial disability of Warner. Certain retirement and other benefits shall survive such date should Warner or his spouse survive December 31, 1996, as more particularly referenced herein.

     12. Entire Agreement. This agreement has been executed in counterparts, each of which shall be deemed an original, and contains all of the terms and conditions agreed upon by the parties hereto; and no other agreements oral or otherwise regarding the subject matter of this

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agreement shall be deemed to exist or bind either of the parties hereto except the Employment Agreement between THC and Warner incorporated herein by reference. Connecticut Law shall govern.

     IN WITNESS WHEREOF, the parties have duly executed this agreement as of the date first above written.





DATE OF EXECUTION                THE HYDRAULIC COMPANY


____________________________


Witness:
__________________________    By:   __________________________________


Witness:
__________________________          __________________________________



                                    William S. Warner

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